EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-213865) pertaining to the AC Immune SA 2013 Equity Incentive Plan, the Employee Stock Option and Share Plan of AC Immune (2005), and the Stock Option Plan – AC Immune of December 31, 2004 of AC Immune SA, and

(2)	Registration Statement (Form S-8 No. 333-216539) pertaining to the AC Immune SA 2016 Stock Option and Incentive Plan of AC Immune SA

of our report dated March 17, 2017, with respect to the financial statements of AC Immune SA, included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young AG

Geneva, Switzerland
March 17, 2017